Exhibit 99.1

Wilber National Bank Announces
Promotion of Jeffrey C. Lord

F OR IMMEDIATE RELEASE

DATE:	November 28, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, November 28, 2007 –  Wilber National Bank (“Bank”), the principal subsidiary of The Wilber Corporation (“the Company”),  announced today the promotion of Jeffrey C. Lord, to the position of Regional President.
In his new position as Regional President, Mr. Lord will lead the commercial development of the Bank’s Southern Tier and the Mid-Hudson Valley markets. Mr. Lord said, “I am pleased to be an integral part of Wilber National Bank’s growth plans. My 12-year history with the Bank has provided the opportunity to work with a dynamic management team with a strong vision for the future. I am proud to be working with a professional group of lenders and support staff to expand the delivery of our products within our core markets, along the Southern Tier and from the Hudson Valley to Saratoga County.”
Congratulating Mr. Lord on his promotion Wilber Bank President and Chief Executive Officer Douglas C. Gulotty said, “Jeff has earned our trust and faith. We can count on him for major contributions to our Company for years to come.”
Mr. Lord joined the Bank in 1995 as assistant vice president in the loan division. He was promoted to Vice President of Consumer Loan Services in 1996 and Senior Vice President in 2003. He came to Wilber from Bank of the Southwest in Farmington, New Mexico where he held the position of senior vice president and served as vice president and board member of New Mexico National Financial Corporation, parent company of Bank of the Southwest. Prior to that, he was vice president and senior loan officer at Sunwest Bank in Roswell, New Mexico.
Mr. Lord holds an Associates degree in Computer Science and Business from SUNY Alfred. He has completed numerous continuing education courses in banking through the American Institute of Banking (AIB) and has served as an AIB instructor, teaching classes in Bank Management, Principles of Banking and Real Estate Lending.
A resident of Oneonta, Mr. Lord serves on the Downtown Oneonta Investment Program Loan Committee, the Otsego County Main Street Revitalization Program Loan Committee and the County of Otsego Industrial Development Agency Board.
The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.
Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and two loan production offices located in Syracuse, New York and Clifton Park, New York. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and, mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 278 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.
Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers. It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties. Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.